Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Kate Giha

614-508-1303

Media:

Chris Arnold

303-222-5912

Chipotle Mexican Grill, Inc. Reports Third Quarter

2008 Results and Announces $100 million Share Repurchase Program

•	Comparable Restaurant Sales Increased 3.1%

•	20 New Restaurants Opened

•	Diluted EPS were $0.59, a decrease of 4.8%

Denver, Colorado – (Business Wire) – October 22, 2008 – Chipotle Mexican Grill, Inc. (NYSE: CMG and CMG.B) today reported financial results for its third quarter ended September 30, 2008.

Highlights for the third quarter of 2008 as compared to the third quarter of 2007 include:

•	Revenue increased 18.9% to $340.5 million

•	Comparable restaurant sales increased 3.1%

•	Restaurant level operating margin was 21.4%, a decrease of 160 basis points

•	Net income was $19.5 million, a decrease of 5.5%

•	Diluted earnings per share were $0.59, a decrease of 4.8%

Highlights for the nine months ended September 30, 2008 as compared to the prior year period include:

•	Revenue increased 23.8% to $986.6 million

•	Comparable restaurant sales increased 6.6%

•	Restaurant level operating margin was 21.7%, a decrease of 70 basis points

•	Net income was $61.2 million, an increase of 15.5%

•	Diluted earnings per share were $1.84, an increase of 15%

“By focusing on our long-term vision to change the way the world thinks about and eats fast food, we are continuing to perform well in a very challenging operating environment,” said Steve Ells, Chipotle Founder, Chairman and CEO. “We believe that serving better tasting food made with ingredients from more sustainable sources will strengthen our relationship with customers and help us continue to earn their business, especially in these challenging times. During the quarter, we continued to make progress in our efforts to serve Food With Integrity, by significantly increasing the amount of produce from local farms served in our restaurants when in season.”

Monty Moran, President & COO added, “We are totally focused on creating an extraordinary dining experience through developing great managers and crew, so that we can continue to earn customers in this environment where everyone is careful about how they spend their money. In August, we held our first ever all managers’ conference to give managers the tools they need to develop great teams, and make our great dining experience even better.”

Third quarter 2008 results

Revenue for the third quarter of 2008 increased 18.9% to $340.5 million from $286.4 million in the third quarter of 2007. This growth in revenue was attributable to new restaurants not in the comparable base and a 3.1% increase in comparable restaurant sales in the third quarter. Comparable restaurant sales growth was due to the impact of menu price increases associated with the addition of naturally raised meats. Chipotle opened 20 restaurants during the third quarter of 2008 including one restaurant in Toronto, Canada.

Restaurant level operating margins decreased to 21.4% in the third quarter of 2008 from 23.0% in the third quarter of 2007, primarily due to an increase in food costs, occupancy and other operating costs which was partially offset by menu price increases associated with the addition of naturally raised meats.

General and administrative expenses were $22.6 million in the third quarter of 2008, or 6.6% of revenue, compared to $19.3 million in the third quarter of 2007, or 6.7% of revenue. In the third quarter of 2008, general and administrative expenses declined as a percentage of revenue due to the reversal of a portion of our performance based bonus accrual from the first half of the year which was partially offset by the expense relating to the all managers’ conference held in August.

Income from operations decreased to $31.1 million for the third quarter of 2008, compared to $31.4 million in the third quarter of 2007.

Net income for the third quarter of 2008 was $19.5 million, or $0.59 per diluted share, compared to $20.6 million, or $0.62 per diluted share in the third quarter of 2007.

Results for the nine months ended September 30, 2008

Revenue for the nine months ended September 30, 2008 increased 23.8% to $986.6 million from $796.9 million in the prior year period. This growth in revenue was attributable to new restaurants not in the comparable base and a 6.6% increase in comparable restaurant sales. Comparable restaurant sales growth is due to menu price increases associated with the addition of naturally raised meats as well as an increase in customer visits. Chipotle opened 97 new restaurants during the period.

Restaurant level operating margins decreased to 21.7% in the period, versus 22.4% in the nine months ended September 30, 2007, primarily due to an increase in food costs, occupancy and other operating costs which was partially offset by menu price increases associated with the addition of naturally raised meats.

General and administrative expenses were $64.9 million for the nine months ended September 30, 2008, or 6.6% of revenues, compared to $54.4 million, or 6.8% of revenues for the prior year period. General and administrative expenses declined as a percentage of revenue primarily due to lower performance based bonus accruals for 2008.

Income from operations increased to $96.2 million for the nine months ended September 30, 2008, compared to $80.7 million a year ago.

Net income for the nine months ended September 30, 2008 was $61.2 million, or $1.84 per diluted share, compared to $53.0 million, or $1.60 per diluted share in the prior year period.

Stock repurchase program

Chipotle also announced today that its Board of Directors has approved the expenditure of up to $100 million to repurchase shares of the company’s Class B common stock, which is approximately the equivalent of 7.5% of the company’s total outstanding common stock at today’s prices. The shares may be repurchased from time to time in open market transactions, subject to market conditions. Chipotle intends to enter into an agreement with a broker under SEC rule 10b5-1, authorizing the broker to make purchases of Class B common stock on the company’s behalf from time to time. The repurchase agreement and the Board’s authorization of the repurchase program may be modified, suspended, or discontinued at any time.

“Although we are in the midst of a difficult credit market as well as a challenging economy, the strength of our balance sheet allows us to act opportunistically. We will invest up to $100 million of our greater than $200 million in cash on hand in the form of a share repurchase as approved by our Board of Directors. Additionally, in spite of the margin pressure we have experienced this year, our restaurant level returns remain strong and allow us to continue to invest in 135-145 new restaurant openings next year funded by cash flow from operations,” said Jack Hartung, Chief Financial Officer.

Outlook

Management also expects the following for full year 2008:

•	Full year comparable restaurant sales increases in the mid to low single digits

•	130 - 140 new restaurant openings

•	An effective tax rate of approximately 38.2%

•	Diluted weighted average common shares outstanding of approximately 33.2 million

•	Non-cash stock compensation expense of $12.5 to $13.0 million

For the full year 2009, management expects the following:

•	Full year comparable restaurant sales increases in the low single digits

•	135-145 new restaurant openings

•	An effective tax rate of approximately 38.0% to 38.5%

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales increases include company-operated restaurants only and represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13th full calendar month of operation.

Average restaurant sales refers to the average trailing 12-month sales for company-operated restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

New markets are defined as markets opened within the calendar year.

Conference Call

Chipotle will host a conference call to discuss second quarter 2008 financial results today at 5:00 PM Eastern Time. Hosting the call will be Steve Ells, Founder, Chairman and Chief Executive Officer, Monty Moran, President and Chief Operating Officer, and Jack Hartung, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 1-888-206-4824 or 1-913-981-5588 for international callers. A replay will be available one hour after the call and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 for international callers. The password is 6329942. The replay will be available until October 29, 2008. The call will be webcast live from the Company’s Web site at www.chipotle.com under the Investor Relations section. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Chipotle Mexican Grill offers a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food not only from using fresh ingredients, but ingredients that are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. Chipotle opened its first restaurant in 1993 and currently operates over 800 restaurants. For more information, visit www.chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements regarding our planned repurchases of common stock, as well as statements under the heading “Outlook” and elsewhere in the release related to our expected comparable restaurant sales increases, the number of restaurants we intend to open, and our expected effective tax rate, number of diluted common shares, and stock compensation expense, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve targeted levels of comparable restaurant sales increases; changes in the availability and costs of food; changes in consumer preferences, general economic conditions or consumer discretionary spending; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; risks relating to our expansion into new markets; the risk of food-borne illnesses and other health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; our ability to protect our name and logo and other proprietary information; the potential effects of inclement weather; the effect of competition in the restaurant industry; risks related to our separation from McDonald’s and our having two classes of publicly-traded common stock; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q all of which are available on the Investor Relations page of our Web site at www.chipotle.com.

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Three months ended September 30,
	2008		2007
Revenue:
Restaurant sales	$340,543	100.0%	$286,431	100.0%
Franchise royalties and fees	—	—	—	—

Total revenue	340,543	100.0	286,431	100.0

Restaurant operating costs:
Food, beverage and packaging	112,412	33.0	92,075	32.1
Labor	89,534	26.3	75,395	26.3
Occupancy	24,483	7.2	19,745	6.9
Other operating costs	41,379	12.2	33,240	11.6
General and administrative expenses	22,645	6.6	19,279	6.7
Depreciation and amortization	13,796	4.0	11,167	3.9
Pre-opening costs	2,884	0.8	2,350	0.8
Loss on disposal of assets	2,379	0.7	1,784	0.6

	309,485	90.9	255,035	89.0

Income from operations	31,058	9.1	31,396	11.0
Interest income	931	0.3	1,597	0.6
Interest expense	(78)	—	(74)	—

Income before income taxes	31,911	9.4	32,919	11.5
Provision for income taxes	(12,434)	(3.7)	(12,315)	(4.3)

Net income	$19,477	5.7%	$20,604	7.2%

Earnings per share:
Basic	$0.59		$0.63

Diluted	$0.59		$0.62

Weighted average common shares outstanding:
Basic	32,862		32,706

Diluted	33,170		33,171

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Nine months ended September 30,
	2008		2007
Revenue:
Restaurant sales	$986,624	100.0%	$796,137	99.9%
Franchise royalties and fees	—	—	735	0.1

Total revenue	986,624	100.0	796,872	100.0

Restaurant operating costs:
Food, beverage and packaging	321,003	32.5	254,209	31.9
Labor	259,222	26.3	211,965	26.6
Occupancy	69,720	7.1	55,355	6.9
Other operating costs	122,649	12.4	96,663	12.1
General and administrative expenses	64,889	6.6	54,397	6.8
Depreciation and amortization	38,646	3.9	31,907	4.0
Pre-opening costs	9,118	0.9	6,730	0.8
Loss on disposal of assets	5,212	0.5	4,919	0.6

	890,459	90.3	716,145	89.9

Income from operations	96,165	9.7	80,727	10.1
Interest income	3,199	0.3	4,617	0.6
Interest expense	(227)	—	(223)	—

Income before income taxes	99,137	10.0	85,121	10.7
Provision for income taxes	(37,908)	(3.8)	(32,096)	(4.0)

Net income	$61,229	6.2%	$53,025	6.7%

Earnings per share:
Basic	$1.86		$1.63

Diluted	$1.84		$1.60

Weighted average common shares outstanding:
Basic	32,842		32,622

Diluted	33,261		33,049

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	As of
	September 30, 2008	December 31, 2007
Total current assets	$239,976	$201,844
Total assets	$831,919	$722,115
Total current liabilities	$80,997	$73,301
Total liabilities	$199,217	$160,005
Total shareholders’ equity	$632,702	$562,110

Chipotle Mexican Grill, Inc. Condensed Consolidated Statement of Cash Flows (in thousands) (unaudited)

	Nine months ended September 30,
	2008	2007
Cash provided by operating activities	$150,662	$105,573
Cash used in investing activities	$(90,010)	$(103,854)
Cash provided by financing activities	$355	$12,296

Chipotle Mexican Grill, Inc.

Supplemental Financial Data

(dollars in thousands)

(unaudited)

	For the three months ended
	Sept. 30, 2008	June 30, 2008	Mar. 31, 2008	Dec. 31, 2007	Sept. 30, 2007
Number of restaurants opened	20	49	28	37	28
Restaurant relocations or closures	—	(1)	(2)	(1)	—
Number of restaurants	798	778	730	704	668
Average restaurant sales	$1,768	$1,774	$1,767	$1,734	$1,708
Comparable restaurant sales increases	3.1%	7.1%	10.2%	10.6%	12.4%